EXHIBIT 99.3


                                 PROMISSORY NOTE
                                 ---------------


$1,100,000
----------

                                   SECTION ONE
                                  TERMS OF NOTE

         FOR VALUE RECEIVED, NuWay, inc. RESOURCES (the "Debtor"), a Nevada corporation, promises to pay to the order of NUWAY Energy, INC. (hereinafter "Energy"), a Delaware corporation, the principal sum of One Million One Hundred Thousand ($1,100,000) Dollars payable upon written demand by ENERGY. Interest shall accrue on the unpaid principal balance of this Note at the fixed rate of interest of seven percent (7%) per annum.

                                   SECTION TWO
                               PREPAYMENT OF NOTE

         Prepayment of the full principal balance, along with all unpaid interest, or any portion of the principal balance, along with any portion thereof of unpaid interest, is permitted at any time without penalty.

                                  SECTION THREE
                      EFFECT OF WAIVER OF RIGHTS BY ENERGY

         ENERGY is not under any obligation to exercise any of its rights under this note, and failure to exercise its rights under this note or to delay in exercising any of its rights shall not be deemed a waiver of or in any manner impair any of the rights of ENERGY.

                                  SECTION FOUR
                         CUMULATIVE RIGHTS AND REMEDIES

         The rights and remedies of ENERGY specified in this Note are cumulative and do not exclude any other rights or remedies it may otherwise have.

                                  SECTION FIVE
                      ACCELERATION ON INSOLVENCY OF DEBTOR

         If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against it, this note shall become due and payable immediately without demand or notice.

                                   SECTION SIX
             WAIVER OF PRESENTMENT, PROTEST, AND NOTICE OF DISHONOR

         Debtor hereby waives all acts on the part of ENERGY required in fixing the liability of the party, including among other things presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment, and any other notice.

                                  SECTION SEVEN
                                 CHOICE OF LAWS

         This Note shall be governed by and construed in accordance with the internal laws (as opposed to conflict of laws) of Delaware in all respects, including matters of construction, validity and performance.

                                  SECTION EIGHT
                               COSTS OF COLLECTION

         Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by ENERGY in enforcing this note on default.

                                  SECTION NINE
                                INTEREST CHARGES

          If a law, which applies to this note and which sets the maximum interest amount, is finally interpreted so that the interest in connection with this note exceed the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from the Debtor which exceed the permitted limits will be refunded to the Debtor. The Note holder may choose to make this refund by reducing the principal Debtor owes under this note or by making a direct payment to the Debtor. If a refund reduces the principal, the reduction will be treated as a partial payment.



Dated:   August  ____, 2001

         NUWAY RESOURCES, INC.




         By:
            -----------------------
            Name:
            Title:


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